Exhibit 99.1

WOW! Announces Departure of Chief Financial Officer

Englewood, Colo. – March 10, 2020 – WOW! Internet, Cable & Phone (NYSE: WOW), a leading broadband provider, today announced Rich Fish, chief financial officer will leave the company effective April 1. A search for a new CFO is currently underway and his duties will be assumed on an interim basis by senior officers of the company’s finance department.

Over the course of seven years at WOW!, Fish has been instrumental in the design and implementation of operational changes at the company, including its 2017 initial public offering and strengthening the company’s balance sheet. As part of WOW!’s leadership team he helped define the company’s transition strategy aimed at adding service and product choices for customers and at expanding WOW!’s broadband network to improve the customer experience.

“We are grateful for Rich’s time here at WOW! and the valuable contributions he has provided,” said Teresa Elder, CEO of WOW!. “Our leadership team is committed to the financial success of the company to meet our goals. We are growing our broadband business by improving the value proposition of our HSD services and further building upon the strength of our advanced network.”

To learn more about WOW!, please visit www.wowway.com.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with an efficient, high-performing fiber network that passes three million residential, business and wholesale consumers. WOW! provides services in 19 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Maryland, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, streaming, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized by the National Association for Business Resources for six years as a Best & Brightest Company to Work For, winning the award for the last two consecutive years. Visit wowway.com for more information.

WOW! Media Contact

Name: Bryan Gibbs

Phone: (973) 713-4709

Email: Bryan.Gibbs@Barokas.com